As filed with the Securities and Exchange Commission on October 1, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

RE/MAX Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	6531	80-0937145
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5075 South Syracuse Street

Denver, Colorado 80237

(303) 770-5531

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan

(Full title of the Plan)

Geoffrey D. Lewis

Executive Vice President and Chief Legal and Compliance Officer

5075 South Syracuse Street

Denver, Colorado 80237

(303) 770-5531

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gavin B. Grover, Esq.

David B. Strong, Esq.

John M. Rafferty, Esq.

Morrison & Foerster LLP

425 Market Street

San Francisco, CA 94105

Tel: (415) 268-7000

Fax: (415) 268-7522

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A common stock, $0.0001 par value per share:
—RE/MAX Holdings, Inc. 2013 Omnibus Incentive Plan	2,365,793(2)	$22.00(3)	$52,047,446	$6,703.72

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the 2013 Omnibus Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.
(2)	Shares of Class A common stock reserved for issuance under the Plan.
(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $22.00, the initial public offering price of the Registrant’s Class A common stock.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information required by Part I is not filed as part of this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

RE/MAX Holdings, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission:

(1) The Registrant’s Preliminary Prospectus filed with the Commission on September 19, 2013, pursuant to Rule 430 under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-190699), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed; and

(2) The description of the Registrant’s Class A common stock contained in the Registrant’s Registration Statement on Form 8-A (File No. 001-36101) filed with the Commission on September 30, 2013, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation provides for such limitation of liability.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our certificate of incorporation as it will be in effect upon the completion of this offering provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Our bylaws as will be in effect upon the completion of this offering provide for the indemnification of officers and directors acting on our behalf if this person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

In addition, we have entered into separate indemnification agreements with each of our executive officers and directors. Such agreements may require us, among other things, to advance expenses and otherwise indemnify our executive officers and directors against certain liabilities that may arise by reason of their status or service as executive officers or directors, to the fullest extent permitted by law. We intend to enter into indemnification agreements with any new directors and executive officers in the future.

We intend to purchase and maintain insurance on behalf of us and any person who is or was a director or officer against any loss arising from any claim asserted against him or her and incurred by him or her in that capacity, subject to certain exclusions and limits of the amount of coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description	Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of RE/MAX Holdings, Inc. Class A common stock certificate.	S-1/A	333-190699	4.1	September 27, 2013

4.2	2013 Omnibus Incentive Plan and related documents.

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm for RMCO, LLC.

23.2	Consent of KPMG LLP, Independent Auditors for RE/MAX/KEMCO Partnership.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm for RE/MAX Holdings, Inc.

23.4	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5).

*	Incorporated by reference to exhibits previously filed.

Item 9.	Undertakings.

A. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on the 1st day of October, 2013.

RE/MAX HOLDINGS, INC.

By:	/s/ Geoffrey D. Lewis
Geoffrey D. Lewis
Executive Vice President and
Chief Legal and Compliance Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below hereby constitutes and appoints Margaret M. Kelly, David L. Liniger and Geoffrey D. Lewis, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments, including post-effective amendments to the Registration Statement, including a prospectus or an amended prospectus therein and any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David L. Liniger	Chairman of the Board and Co-Founder (Principal Executive Officer)	October 1, 2013
David L. Liniger

/s/ Margaret M. Kelly	Chief Executive Officer and Director	October 1, 2013
Margaret M. Kelly	(Principal Executive Officer)

/s/ David M. Metzger	Chief Operating Officer and Chief Financial Officer	October 1, 2013
David M. Metzger	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gail A. Liniger	Vice Chair of the Board and Co-Founder	October 1, 2013
Gail A. Liniger

/s/ Vincent J. Tracey	President and Director	October 1, 2013
Vincent J. Tracey

/s/ Gilbert Baird III	Director	October 1, 2013
Gilbert Baird III

/s/ Scott M. Bell	Director	October 1, 2013
Scott M. Bell

/s/ Richard O. Covey	Director	October 1, 2013
Richard O. Covey

/s/ Kathleen J. Cunningham	Director	October 1, 2013
Kathleen J. Cunningham

/s/ Roger J. Dow	Director	October 1, 2013
Roger J. Dow

/s/ David L. Ferguson	Director	October 1, 2013
David L. Ferguson

/s/ Ronald E. Harrison	Director	October 1, 2013
Ronald E. Harrison

/s/ Daryl L. Jesperson	Director	October 1, 2013
Daryl L. Jesperson

/s/ Daniel J. Predovich	Director	October 1, 2013
Daniel J. Predovich

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description		Incorporated by Reference
		Form	File No.	Exhibit	Filing Date

4.1*	Form of RE/MAX Holdings, Inc. Class A common stock certificate.	S-1/A	333-190699	4.1	September 27, 2013

4.2	2013 Omnibus Incentive Plan and related documents.

5.1	Opinion of Morrison & Foerster LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm for RMCO, LLC.

23.2	Consent of KPMG LLP, Independent Auditors for RE/MAX/KEMCO Partnership.

23.3	Consent of KPMG LLP, Independent Registered Public Accounting Firm for RE/MAX Holdings, Inc.

23.4	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (see page II-5).